EXHIBIT 99.1

                        ENGAGEMENT LETTER


     This letter agreement (the Engagement Letter") is made and entered into by and between Teltronics, Inc. (the "Acquiring Company") and Frederick
L. Morris (the "Financial Advisor") and Dougherty Funding, LLC., investment bankers (the "Placement Agent"), Financial Advisor and Placement Agent are collectively referred to as the "Agents."

     Whereas the Acquiring Company intends to seek and purchase other communications, computer and technology related companies;

     Whereas the Acquiring Company seeks an investment advisor to assist in structuring the purchase of such acquisitions of communications, computer and technology related companies; and

     Whereas Agents agree to assist in the structuring, design, placement and execution of such acquisitions;

     The parties agree as follows:

SERVICES PROVIDED: Agents will assist in the design, structuring and funding of acquisitions to be made by the Acquiring Company. They will publicly or privately place, on a best efforts basis, up to one hundred million dollars ($100,000,000) of debt financing for such acquisitions in the first twenty-four
(24) months of this engagement. Additional debt placements may be available for approved transactions. Agents will assist in the preparation of placement materials; work with the Acquiring Company's lawyers and other professionals; identify and qualify potential investors; and assist in closing the proposed acquisitions of communications, computer and technology related companies.
They will work with the Acquiring Company to help determine the best transaction structure given the requirements of the Acquiring Company.

TRANSACTION STRUCTURES: Each transaction structure will be tailored to the specific circumstances encountered in the proposed acquisition. The proposed structures will require the corporate guarantees of Teltronics, Inc. and its joint venture partners, if any. Each proposed acquisition will be subject to completion of satisfactory due diligence review by the Placement Agent of the Acquiring Company, the acquisition candidate and the proposed acquisition. The final transaction structures will require the approval of the Acquiring Company.

EXCLUSIVITY PERIOD: The Financial Advisors will serve as Acquiring Company's exclusive financial advisors and investment bankers for debt financing used to acquire high technology related companies for a period of twenty-four (24) months from the date of execution of this Engagement Letter. Such position shall be automatically renewed unless notice is received sixty days prior to the end of the exclusivity period. If the Placement Agent has not identified an investor or closed a transaction within forty-five (45) calendar days of receipt of the necessary information and materials required for a given proposed transaction (and both the seller and the Acquiring Company desire to close within such forty-five day period) the exclusivity for such transaction will expire and upon notice to the Agents, Acquiring Company may seek other financial advisory assistance for such proposed transaction.

CONFIDENTIALITY: The Agents will sign confidentiality agreements provided by Acquiring Company. Acquiring Company also agrees to keep confidential any proprietary information it receives from Agents, including but not limited to lists of investors and unique financial structures. Acquiring Company agrees not to directly contact any potential investor identified by Agents without the permission of Agents. If within the six (6) month period after the conclusion of Agents' service to Acquiring Company, Acquiring Company closes a transaction with an investor identified by Agents, Acquiring Company will pay Agents an amount equal to 3.0% of the amount of money raised with such investor or investors.

COMPENSATION: The Agents will be compensated at and as a condition of closing of transactions in which they participate. Compensation levels for the placement of debt follow:

          CUMULATIVE AMOUNT          FEE AS PERCENT
            OF DEBT PLACED           OF DEBT PLACED

               $0 to $ 2,500,000          6.00%
        2,500,001 to   5,000,000          5.00%
        5,000,001 to  10,000,000          4.00%
       10,000,001 to  20,000,000          3.70%
       20,000,001 to  25,000,000          3.10%
        greater than  25,000,000          3.00%

For the first $100,000,000 of debt placed, Agents will receive stock warrants at closing of each debt transaction placed. The number of shares subject to such warrants shall equal the quotient of the principal amount of debt placed in each respective transaction divided by $100,000,000 then multiplied by five percent of the authorized and outstanding shares of voting common stock at the close of business on the day prior to issuance of each respective warrant(s). [(Series Principal/$100,000,000)*(.05*Authorized and outstanding shares of voting common stock)] The warrants will allow the Agents to purchase shares of common voting stock of the Acquiring Company at a ratio of one share per each warrant. Such purchase can be exercised by the Agents, in their sole desecration, at any time during the five year period following issuance of the respective warrants. The exercise price of the warrants shall equal ten percent (10%) below the average of the bid and ask prices of the common stock for the Acquiring Company on the date of issuance of said warrants. All such warrants shall comply with Rule 144(a) restrictions and criteria all as to be fully set out in the warrants. The stock will initially be unregistered with full piggy back registration rights granted.

All reasonable out-of-pocket expenses will be reimbursed as incurred, including but not limited to legal expenses resulting from Placement Agent's counsel review of closing documents prepared by counsel to the Acquiring Company.

     The intention of this agreement is to engage one part of a team to assist in facilitating the growth of the Acquiring Company. The terms of this Engagement Letter may be changed with the written consent of all of the signatory parties to this agreement. The parties to this Engagement Letter agree to the terms and conditions herein by signing below.

AGREED AND ACCEPTED;

TELTRONICS, INC.

Signed:  Ewen R. Cameron
Title:   President and CEO
Date:    August 5, 1997


DOUGHERTY FUNDING, LLC.

Signed:  Steven D. McWhirter
Title:   Sr. Vice President
Date:    August 7, 1997


FREDERICK L. MORRIS

Signed:  Frederick L. Morris
Title:
Date:    August 7, 1997